Omage/DMC Clothing Ships First Orders of New Retro Inspired Hip-Hop Collection to D.E.M.O. Stores

NEW YORK, NY -- 06/27/2006 -- Total Luxury Group, Inc. (OTCBB: TLEI) announced today that its wholly owned subsidiary, International Apparel Group, Inc. ("IAG") has recently begun shipping their first orders under their new label, Omage, to various domestic and international retailers, including D.E.M.O. Stores, a division of Pacific Sun-wear, which operates roughly 200 mall based stores in over 35 states with every major hip-hop brand represented.

Inspired by the Company's license from legendary rap artist DMC, Omage (pronounced OH-MAJ), is derived from the term homage, which means to pay tribute. The Omage line is a hip-hop retrospective line consisting of mainly graphic t-shirts (retail price $24-$32) which are inspired by the 5 elements of the Hip-Hop Culture: break-dancing, graffiti, the dj, the mc and knowledge of self.

As described by IAG president Janon Costley: "Our mission is to educate the public about the true essence of the hip-hop culture through our apparel."

To effectuate this mission, IAG is utilizing licenses from several iconic figures in the hip-hop culture, including: Darryl McDaniels also know as, DMC of the legendary group, Run-DMC, Ernie Pannichioli, an award winning hip-hop photojournalist, historian and lecturer and several other well known hip-hop artists with which the Company is currently negotiating similar licensing deals.

Sandy Masselli, CEO of Total Luxury Group, said: "This is just beginning of the business we envisioned when we acquired IAG last month. We look forward to continuing to build upon the foundation of Omage and DMC."

About Total Luxury Group, Inc.

Total Luxury Group, Inc., which currently holds a distributorship agreement for MCM, AG, has been seeking additional opportunities within the consumer products industry, for acquisition of companies that have a proven management team, and desirable products or services. In May 2006, Total Luxury Group, Inc acquired International Apparel Group, Inc., an apparel holding company that through its subsidiary companies manufactures and sells apparel to major retailers and distributors around the world.

Except for historical information contained herein, the matters discussed in this press release contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended that involve substantial risks and uncertainties. When used in this press release and in any documents incorporated by reference herein, the words "expects," "will" and similar expressions identify certain of such forward-looking statements. Actual results, performance, or achievements could differ materially from those contemplated, expressed, or implied by the forward-looking statements contained herein. These forward-looking statements are based largely on the expectations of management and are subject to a number of risks and uncertainties that are subject to change based on factors which are, in many instances, beyond the Company's control. These include, but are not limited to, risks and uncertainties associated with: the impact of economic, competitive, and other factors affecting the Company and its operations; and other risk factors. TLEI cautions that the foregoing factors are not exclusive. TLEI assumes no obligation to update the information contained in this press release.

CONTACT:
Total Luxury Group,Inc.
International Apparel Group, Inc.
MIAMI, FL
Janon Costley
(305) 892-6744

Or

Aurelius Consulting Group, Inc.
Sanford Diday
407-644-4256 ext. 115
sanford@aurcg.com